Exhibit 99.1

WELLPOINT REPORTS FOURTH QUARTER AND

FULL YEAR 2010 RESULTS

•	Fourth quarter 2010 net income was $1.40 per share, including net investment gains of $0.07 per share

•	Full year 2010 net income was $6.94 per share, including net investment gains of $0.23 per share, partially offset by an impairment charge of $0.03 per share

•	Medical enrollment exceeded 33.3 million members as of December 31, 2010

•	Selling, general and administrative expenses declined by $271 million, or 3%, during 2010

•	Full year 2011 net income is expected to be at least $6.30 per share

Indianapolis, Ind. – Jan. 26, 2011 – WellPoint, Inc. (NYSE: WLP) today announced that fourth quarter 2010 net income was $548.8 million, or $1.40 per share, including net investment gains of $24.1 million after-tax, or approximately $0.07 per share. Net income in the fourth quarter of 2009 was $2.7 billion, or $5.95 per share, which included net after-tax income of $2.2 billion, or $4.79 per share, resulting from a gain on the sale of the NextRx pharmacy benefit management subsidiaries (“NextRx”), partially offset by costs for restructuring activities and intangible asset impairments.

Excluding the items noted above for each period, adjusted net income was $1.33 per share in the fourth quarter of 2010, compared with adjusted net income of $1.16 per share in the prior-year quarter (refer to page 14 for a reconciliation to the most directly comparable measures calculated in accordance with U.S. generally accepted accounting principles, or “GAAP”).

For the full year of 2010, net income totaled $2.9 billion, or $6.94 per share, and included net investment gains of $100.2 million after-tax, or approximately $0.23 per share, partially offset by an intangible asset impairment charge of $13.7 million after-tax, or $0.03 per share. Excluding these items, full year 2010 adjusted net income was $2.8 billion, or $6.74 per share (refer to page 14).

For the full year of 2009, net income totaled $4.7 billion, or $9.88 per share, which included net after-tax income of approximately $1.8 billion, or $3.79 per share, resulting from the gain on the sale of NextRx, partially offset by net investment losses, intangible asset impairments and costs for restructuring activities. Excluding these items, full year 2009 adjusted net income was $2.9 billion, or $6.09 per share (refer to page 14).

“We are pleased with our fourth quarter and 2010 results. We exceeded our goals in many areas of the company this year and provided a significant return of capital to our shareholders following the sale of NextRx. We also created a new strategy and implemented organizational changes that enhance our ability to provide affordable and valuable products to our customers and position us to be a long-run winner in the changing health care marketplace,” said Angela F. Braly, chair, president and chief executive officer. “We expect to build on our successes from 2010 and are optimistic about the future for our customers and our company.”

“Operating cash flow was higher than we expected in the fourth quarter and exceeded net income. We are in a strong capital position heading into 2011, which will enable us to continue making strategic investments in our businesses to drive long-term success,” said Wayne S. DeVeydt, executive vice president and chief financial officer. “For 2011, we currently anticipate that earnings per share will be at least $6.30, and we are viewing 2011 as a base year from which we can grow in the future.”

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment exceeded 33.3 million members at December 31, 2010, a decrease of 347,000 members, or 1.0 percent, from approximately 33.7 million at December 31, 2009. The decline occurred in the Company’s non-Blue business, which experienced a reduction of 516,000 members, primarily due to the strategic transfer of UniCare Individual and Group business in Texas and Illinois to another Blue Cross & Blue Shield plan at the beginning of 2010. The decline in non-Blue enrollment was partially offset by growth of 119,000 members in Blue-branded Commercial products, an increase of 56,000 members in the Federal Employee Program (“FEP”), and growth of 44,000 and 23,000 members, respectively, in the Senior and State Sponsored businesses. The Company’s Blue-branded Individual membership declined by 73,000 during 2010.

Medical enrollment declined by 150,000, or 0.4 percent, in the fourth quarter of 2010. This was due primarily to a reduction of 72,000 in the Company’s BlueCard enrollment, reflecting sequentially lower BlueCard claims volume, and a decline of 62,000 members in the Individual business.

As of December 31, 2010, the Company’s membership base was approximately 59 percent self-funded and 41 percent fully insured, compared with 54 percent and 46 percent, respectively, as of December 31, 2009.

Operating Revenue: Operating revenue totaled approximately $14.4 billion in the fourth quarter of 2010, a decrease of $640.9 million, or 4.3 percent, from $15.1 billion in the fourth quarter of 2009. The decline was due primarily to the conversion of a large municipal group to a self-funded arrangement during the second quarter of 2010, and the transfer of UniCare business in Texas and Illinois.

Benefit Expense Ratio: The benefit expense ratio was 84.5 percent in the fourth quarter of 2010, a decrease of 130 basis points from 85.8 percent in the fourth quarter of 2009. This was driven primarily by the Local Group business and a reduction in the targeted margin for adverse deviation in the Company’s December 31, 2010, medical claims payable balance. These declines were partially offset by an increase in the benefit expense ratio for Senior business, primarily reflecting the reduction in federal reimbursement rates for the Medicare Advantage program in 2010.

The Company recognized an estimated $105 million of higher than anticipated pre-tax income during the fourth quarter of 2010, primarily due to the lower targeted margin for adverse deviation. This compares with $50 million of higher than expected favorable reserve development that was recognized in the fourth quarter of 2009.

Medical Cost Trends: Trends represent Local Group fully insured business.

For the full year of 2010, the Company estimates that underlying medical cost trend was in the range of 6.0 to 6.5 percent. Unit cost increases continue to be the primary driver of overall medical cost trend, while underlying utilization was lower than expected in 2010.

Days in Claims Payable: Days in Claims Payable (“DCP”) as of December 31, 2010, was 39.3 days, a decrease of 1.4 days from 40.7 days at September 30, 2010. Approximately 0.6 days of the reduction related to favorable reserve development, including the lower targeted margin for adverse deviation in the Company’s December 31, 2010, medical claims payable balance. Changes in the timing of payments and claims seasonality reduced DCP by 0.4 days in the quarter. The remaining 0.4 day decline related to year-end provider settlements and other items.

SG&A Expense Ratio: The SG&A expense ratio was 16.4 percent in the fourth quarter of 2010, an increase of 40 basis points from 16.0 percent in the fourth quarter of 2009. The increase reflected higher incentive compensation expense and the impact of lower operating revenue in the current year quarter, partially offset by net reductions in other administrative costs due to the Company’s ongoing efficiency initiatives and the sale of NextRx. Total SG&A expense declined by $48.0 million, or 2.0 percent, relative to the fourth quarter of 2009.

Operating Cash Flow: For the full year of 2010, operating cash flow totaled $1.4 billion and included $1.2 billion of tax payments related to the 2009 sale of NextRx. Operating cash flow totaled $587.0 million in the fourth quarter of 2010, or approximately 1.1 times net income.

Share Repurchase Program: During the fourth quarter of 2010, the Company repurchased 17.8 million shares of its common stock for $1.0 billion. For the full year of 2010, the Company repurchased 76.7 million shares of its stock, or 17.0 percent of the shares outstanding at December 31, 2009, for approximately $4.4 billion, following the sale of NextRx. As of December 31, 2010, the Company’s remaining Board-approved share repurchase authorization totaled $148.5 million.

Investment Portfolio & Capital Position: During the fourth quarter of 2010, the Company recorded net investment gains of $37.2 million pre-tax, consisting of net realized gains from the sales of securities totaling $47.6 million, partially offset by other than temporary impairments totaling $10.4 million. In the fourth quarter of 2009, the Company experienced net investment losses of $4.5 million pre-tax, consisting of other-than-temporary impairments of $40.5 million, primarily offset by net realized gains from the sales of securities totaling $36.0 million. As of December 31, 2010, the Company’s net unrealized gain position in the investment portfolio was $905.5 million, consisting of net unrealized gains on fixed maturity and equity securities totaling $530.1 million and $375.4 million, respectively. As of December 31, 2010, cash and investments at the parent company totaled $3.3 billion.

REPORTABLE SEGMENTS

WellPoint, Inc. has the following reportable segments: Commercial Business, which includes the Local Group, National, UniCare and Specialty Products lines of business; Consumer Business, which includes the Individual, Senior and State Sponsored lines of business; and Other, which includes Comprehensive Health Solutions (including NextRx for the first eleven months of 2009), FEP business, National Government Services, inter-segment sales and expense eliminations, and corporate expenses not allocated to the other reportable segments.

Operating revenue and operating gain are the key measures used by management to evaluate performance in each segment.

WellPoint, Inc.

Reportable Segment Highlights

(Unaudited)

(In millions)	Three Months Ended December 31				Year Ended December 31
	2010	2009	Change		2010	2009	Change
Operating Revenue
Commercial Business	$8,557.8	$9,345.1	(8.4%)		$34,662.6	$37,363.4	(7.2%)
Consumer Business	4,048.4	3,926.1	3.1%		16,092.6	16,141.8	(0.3%)
Other	1,810.0	1,785.9	1.3%		7,088.6	7,323.4	(3.2%)

Total Operating Revenue	14,416.2	15,057.1	(4.3%)		57,843.8	60,828.6	(4.9%)

Operating Gain / (Loss)
Commercial Business	$600.7	$316.8	89.6%		$3,085.7	$2,430.3	27.0%
Consumer Business	112.0	158.9	(29.5%)		1,000.6	1,279.7	(21.8%)
Other	(19.6)	100.8	NM	(1)	(8.8)	469.4	NM	(1)

Total Operating Gain	693.1	576.5	20.2%		4,077.5	4,179.4	(2.4%)

Operating Margin
Commercial Business	7.0%	3.4%	360	bp	8.9%	6.5%	240	bp
Consumer Business	2.8%	4.0%	(120	)bp	6.2%	7.9%	(170	)bp
Total Operating Margin	4.8%	3.8%	100	bp	7.0%	6.9%	10	bp

(1)	“NM” = not meaningful

Commercial Business: Operating gain for the Commercial Business segment was $600.7 million in the fourth quarter of 2010, an increase of $283.9 million, or 89.6 percent, from $316.8 million in the fourth quarter of 2009. The increase was driven primarily by improvements in the Local Group business during 2010. The benefit expense ratio for Local Group business was elevated in the fourth quarter of 2009 due to high flu activity and increased COBRA-related expenses, while utilization was lower than anticipated during the fourth quarter of 2010.

The fourth quarter 2010 results in the Commercial segment included an estimated $65 million of operating gain recognized primarily as a result of the lower targeted margin for adverse deviation, compared with an estimated $17.0 million of higher than anticipated favorable reserve development that was recognized in the same period of 2009.

Consumer Business: Operating gain for the Consumer Business segment was $112.0 million in the fourth quarter of 2010, a decrease of $46.9 million, or 29.5 percent, compared with $158.9 million in the prior year quarter. The decline resulted primarily from costs incurred during the fourth quarter of 2010 as part of the Company’s on-going efficiency and continuous improvement initiatives, and increased incentive compensation expense. Operating gain in the Senior business also decreased primarily due to a decline in Medicare Part D membership and the reduction in federal reimbursement rates for the Medicare Advantage program. These declines in operating gain were partially offset by an improvement in the performance of the Individual business.

The fourth quarter 2010 results in the Consumer segment included an estimated $40.0 million of operating gain recognized primarily as a result of the lower targeted margin for adverse deviation, compared with approximately $33.0 million of higher than anticipated favorable reserve development that was recognized in the prior year quarter.

Other: The Company experienced an operating loss of $19.6 million in the Other segment during the fourth quarter of 2010, compared with an operating gain of $100.8 million in the fourth quarter of 2009. This was due primarily to the fact that fourth quarter 2009 results included two months of NextRx operations prior to its sale on December 1, 2009.

OUTLOOK

Full Year 2011:

•	Net income is expected to be at least $6.30 per share.

•	The Company plans to provide additional details about its 2011 outlook at its Investor Day scheduled for Feb. 23, 2011.

Basis of Presentation

1.	Operating gain is defined as operating revenue less benefit expense, selling expense, general and administrative expense, and cost of drugs. Operating gain is used to analyze profit or loss on a segment basis. Consolidated operating gain is a non-GAAP measure.

2.	Operating margin is defined as operating gain divided by operating revenue. Consolidated operating margin is a non-GAAP measure.

3.	Certain prior period amounts have been reclassified to conform to the current period presentation.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Standard Time (“EST”) to discuss its fourth quarter earnings results and updated outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-423-3268 (Domestic)	800-475-6701 (Domestic Replay)
651-291-5254 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 186081. The replay will be available from 11 a.m. EST today until the end of the day on Feb. 9, 2011. The call will also be available through a live webcast at www.wellpoint.com under “Investor Info.” A webcast replay will be available following the call.

Contacts:

Investor Relations	Media
Michael Kleinman, 317-488-6713	Kristin Binns, 917-697-7802

About WellPoint, Inc.

WellPoint works to simplify the connection between Health, Care and Value. We help to improve the health of our communities, deliver better care to members, and provide greater value to our customers and shareholders. WellPoint is the nation’s largest health benefits company in terms of medical enrollment, with more than 33 million members in its affiliated health plans, and a total of more than 69 million individuals served through all subsidiaries. As an independent licensee of the Blue Cross and Blue Shield Association, WellPoint serves members as the Blue Cross licensee for California; the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as the Blue Cross Blue Shield licensee in 10 New York City metropolitan and surrounding counties and as the Blue Cross or Blue Cross Blue Shield licensee in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), and Wisconsin. In a majority of these service areas, WellPoint does business as Anthem Blue Cross, Anthem Blue Cross and Blue Shield, Blue Cross and Blue Shield of Georgia, Empire Blue Cross Blue Shield, or Empire Blue Cross (in the New York service areas). WellPoint also serves customers throughout the country as UniCare. Additional information about WellPoint is available at www.wellpoint.com.

WellPoint, Inc.

Membership Summary

(Unaudited and in Thousands)

				Change from
Medical Membership	December 31, 2010	December 31, 2009	September 30, 2010	December 31, 2009	September 30, 2010
Customer Type
Local Group	15,216	15,643	15,171	(2.7%)	0.3%

National Accounts	7,029	6,813	7,091	3.2%	(0.9%)
BlueCard	4,711	4,744	4,783	(0.7%)	(1.5%)

Total National	11,740	11,557	11,874	1.6%	(1.1%)

Individual	1,905	2,131	1,967	(10.6%)	(3.2%)
Senior	1,259	1,215	1,256	3.6%	0.2%
State Sponsored	1,756	1,733	1,752	1.3%	0.2%
FEP	1,447	1,391	1,453	4.0%	(0.4%)

Total Medical Membership	33,323	33,670	33,473	(1.0%)	(0.4%)

Funding Arrangement
Self-Funded	19,590	18,236	19,650	7.4%	(0.3%)
Fully-Insured	13,733	15,434	13,823	(11.0%)	(0.7%)

Total Medical Membership	33,323	33,670	33,473	(1.0%)	(0.4%)

Reportable Segment
Commercial	26,959	27,356	27,050	(1.5%)	(0.3%)
Consumer	4,917	4,923	4,970	(0.1%)	(1.1%)
Other	1,447	1,391	1,453	4.0%	(0.4%)

Total Medical Membership	33,323	33,670	33,473	(1.0%)	(0.4%)

Other Membership
Behavioral Health Membership	23,963	22,965	23,776	4.3%	0.8%
Life and Disability Membership	5,201	5,393	5,152	(3.6%)	1.0%
Dental Membership	4,007	4,284	4,028	(6.5%)	(0.5%)
Managed Dental Membership	4,272	3,949	4,280	8.2%	(0.2%)
Vision Membership	3,508	3,088	3,475	13.6%	0.9%
Medicare Part D Membership	1,248	1,509	1,234	(17.3%)	1.1%

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Three Months Ended December 31
	2010	2009	Change
Revenues
Premiums	$13,439.9	$13,984.8	(3.9%)
Administrative fees	968.6	952.9	1.6%
Other revenue	7.7	119.4	(93.6%)

Total operating revenue	14,416.2	15,057.1	(4.3%)

Gain on sale of business	—	3,792.3	(100.0%)
Net investment income	194.5	201.6	(3.5%)
Net realized gains on investments	47.6	36.0	32.2%

Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(17.6)	(56.5)	68.8%
Portion of other-than-temporary impairment losses recognized in other comprehensive income	7.2	16.0	(55.0%)

Other-than-temporary impairment losses recognized in income	(10.4)	(40.5)	74.3%

Total revenues	14,647.9	19,046.5	(23.1%)

Expenses
Benefit expense	11,355.8	11,992.7	(5.3%)
Selling, general and administrative expense
Selling expense	404.1	411.7	(1.8%)
General and administrative expense	1,963.2	2,003.6	(2.0%)

Total selling, general and administrative expense	2,367.3	2,415.3	(2.0%)
Cost of drugs	—	72.6	(100.0%)
Interest expense	113.0	103.7	9.0%
Amortization of other intangible assets	59.7	65.5	(8.9%)
Impairment of other intangible assets	—	57.0	(100.0%)

Total expenses	13,895.8	14,706.8	(5.5%)

Income before income taxes	752.1	4,339.7	(82.7%)

Income tax expense	203.3	1,597.9	(87.3%)

Net income	$548.8	$2,741.8	(80.0%)

Net income per diluted share	$1.40	$5.95	(76.5%)

Diluted shares	393.4	461.1	(14.7%)

Benefit expense as a percentage of premiums	84.5%	85.8%	(130	)bp

Selling, general and administrative expense as a percentage of total operating revenue	16.4%	16.0%	40	bp

Income before income tax expense as a percentage of total revenues	5.1%	22.8%	(1,770	)bp

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Year Ended December 31
	2010	2009	Change
Revenues
Premiums	$53,973.6	$56,382.0	(4.3%)
Administrative fees	3,833.7	3,840.3	(0.2%)
Other revenue	36.5	606.3	(94.0%)

Total operating revenue	57,843.8	60,828.6	(4.9%)

Gain on sale of business	—	3,792.3	(100.0%)
Net investment income	803.3	801.0	0.3%
Net realized gains on investments	194.1	56.4	244.1%

Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(70.8)	(538.4)	86.8%
Portion of other-than-temporary impairment losses recognized in other comprehensive income	31.4	88.2	(64.4%)

Other-than-temporary impairment losses recognized in income	(39.4)	(450.2)	91.2%

Total revenues	58,801.8	65,028.1	(9.6%)

Expenses
Benefit expense	44,926.9	47,119.8	(4.7%)
Selling, general and administrative expense
Selling expense	1,610.3	1,685.5	(4.5%)
General and administrative expense	7,229.1	7,424.9	(2.6%)

Total selling, general and administrative expense	8,839.4	9,110.4	(3.0%)
Cost of drugs	—	419.0	(100.0%)
Interest expense	418.9	447.4	(6.4%)
Amortization of other intangible assets	241.7	266.0	(9.1%)
Impairment of other intangible assets	21.1	262.5	(92.0%)

Total expenses	54,448.0	57,625.1	(5.5%)

Income before income taxes	4,353.8	7,403.0	(41.2%)

Income tax expense	1,466.7	2,657.1	(44.8%)

Net income	$2,887.1	$4,745.9	(39.2%)

Net income per diluted share	$6.94	$9.88	(29.8%)

Diluted shares	415.8	480.5	(13.5%)

Benefit expense as a percentage of premiums	83.2%	83.6%	(40	)bp

Selling, general and administrative expense as a percentage of total operating revenue	15.3%	15.0%	30	bp

Income before income tax expense as a percentage of total revenues	7.4%	11.4%	(400	)bp

WellPoint, Inc.

Consolidated Balance Sheets

(In millions)	December 31, 2010	December 31, 2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,788.8	$4,816.1
Investments available-for-sale, at fair value:
Fixed maturity securities	16,069.5	15,696.9
Equity securities	1,236.2	1,010.7
Other invested assets, current	21.1	26.5
Accrued investment income	177.4	172.8
Premium and self-funded receivables	3,041.6	3,281.0
Other receivables	878.6	879.5
Income taxes receivable	32.3	—
Securities lending collateral	900.3	394.8
Deferred tax assets, net	460.9	523.8
Other current assets	1,534.1	1,268.6

Total current assets	26,140.8	28,070.7

Long-term investments available-for-sale, at fair value:
Fixed maturity securities	221.8	230.4
Equity securities	33.4	32.5
Other invested assets, long-term	865.4	775.3
Property and equipment, net	1,155.5	1,099.6
Goodwill	13,264.9	13,264.6
Other intangible assets	7,996.8	8,259.3
Other noncurrent assets	488.3	393.0

Total assets	$50,166.9	$52,125.4

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$4,852.4	$5,450.5
Reserves for future policy benefits	56.4	62.6
Other policyholder liabilities	1,909.1	1,617.6

Total policy liabilities	6,817.9	7,130.7
Unearned income	891.4	1,050.0
Accounts payable and accrued expenses	2,942.2	2,994.1
Income taxes payable	—	1,228.7
Security trades pending payable	33.3	37.6
Securities lending payable	901.5	396.6
Short-term borrowings	100.0	—
Current portion of long-term debt	705.9	60.8
Other current liabilities	1,617.3	1,775.2

Total current liabilities	14,009.5	14,673.7

Long-term debt, less current portion	8,147.8	8,338.3
Reserves for future policy benefits, noncurrent	646.7	664.6
Deferred tax liability, net	2,586.9	2,470.4
Other noncurrent liabilities	963.4	1,115.1

Total liabilities	26,354.3	27,262.1

Shareholders’ equity
Common stock	3.8	4.5
Additional paid-in capital	12,862.6	15,192.2
Retained earnings	10,721.6	9,598.5
Accumulated other comprehensive income	224.6	68.1

Total shareholders’ equity	23,812.6	24,863.3

Total liabilities and shareholders’ equity	$50,166.9	$52,125.4

WellPoint, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Year Ended December 31
(In millions)	2010	2009

Operating activities
Net income	$2,887.1	$4,745.9
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of business	—	(3,792.3)
Net realized gains on investments	(194.1)	(56.4)
Other-than-temporary impairment losses recognized in income	39.4	450.2
Loss on disposal of assets	1.9	16.4
Deferred income taxes	101.8	61.3
Amortization, net of accretion	497.7	446.4
Impairment of other intangible assets	21.1	262.5
Impairment of property and equipment	95.3	—
Depreciation expense	103.1	107.1
Share-based compensation	136.0	153.6
Excess tax benefits from share-based compensation	(28.1)	(9.6)
Changes in operating assets and liabilities, net of effect of business combinations:
Receivables, net	109.7	(484.2)
Other invested assets	5.1	(62.5)
Other assets	(320.1)	(119.3)
Policy liabilities	(330.7)	(748.2)
Unearned income	(158.6)	(27.3)
Accounts payable and accrued expenses	(58.2)	952.8
Other liabilities	(208.4)	(248.8)
Income taxes	(1,239.8)	1,391.4
Other, net	(43.5)	(0.1)

Net cash provided by operating activities	1,416.7	3,038.9

Investing activities
Purchases of fixed maturity securities	(10,567.2)	(7,186.8)
Proceeds from sales and maturities of fixed maturity securities	10,536.8	5,648.3
Purchases of equity securities	(350.9)	(318.9)
Proceeds from sales of equity securities	197.9	577.3
Purchases of other invested assets	(91.4)	(49.0)
Proceeds from sales of other invested assets	34.5	3.5
Changes in securities lending collateral	(504.8)	132.4
Purchases of subsidiaries, net of cash acquired	(0.3)	(66.3)
Proceeds from sales of subsidiaries, net of cash sold	–	4,672.3
Purchases of property and equipment	(451.4)	(378.4)
Proceeds from sales of property and equipment	0.8	0.4
Other, net	(75.5)	(32.0)

Net cash (used in) provided by investing activities	(1,271.5)	3,002.8

Financing activities
Net repayment of commercial paper borrowings	(164.4)	(397.0)
Net proceeds from (repayment of) short-term borrowings	100.0	(98.0)
Proceeds from long-term borrowings	1,088.5	990.3
Repayment of long-term borrowings	(481.7)	(919.3)
Changes in securities lending payable	504.9	(132.4)
Changes in bank overdrafts	(28.0)	(344.1)
Repurchase and retirement of common stock	(4,360.3)	(2,638.4)
Proceeds from exercise of employee stock options and employee stock purchase plan	143.6	126.5
Excess tax benefits from share-based compensation	28.1	9.6

Net cash used in financing activities	(3,169.3)	(3,402.8)

Effects of foreign currency exchange rate changes on cash and cash equivalents	(3.2)	(6.7)

Change in cash and cash equivalents	(3,027.3)	2,632.2
Cash and cash equivalents at beginning of year	4,816.1	2,183.9

Cash and cash equivalents at end of year	$1,788.8	$4,816.1

WellPoint, Inc.

Reconciliation of Medical Claims Payable

	Years Ended December 31
(In millions)	2010	2009	2008
	(Unaudited)

Gross medical claims payable, beginning of year	$5,450.5	$6,184.7	$5,788.0
Ceded medical claims payable, beginning of year	(29.9)	(60.3)	(60.7)

Net medical claims payable, beginning of year	5,420.6	6,124.4	5,727.3

Business combinations and purchase adjustments	—	2.8	—

Net incurred medical claims:
Current year	45,077.1	47,315.1	47,940.9
Prior years (redundancies) [1]	(718.0)	(807.2)	(263.2)

Total net incurred medical claims	44,359.1	46,507.9	47,677.7

Net payments attributable to:
Current year medical claims	40,387.8	42,056.9	42,020.7
Prior years medical claims	4,572.4	5,157.6	5,259.9

Total net payments	44,960.2	47,214.5	47,280.6

Net medical claims payable, end of year	4,819.5	5,420.6	6,124.4
Ceded medical claims, end of year	32.9	29.9	60.3

Gross medical claims payable, end of year	$4,852.4	$5,450.5	$6,184.7

Current year medical claims paid as a percent of current year net incurred medical claims	89.6%	88.9%	87.7%

Prior year redundancies in the current year as a percent of prior year net medical claims payables less prior year redundancies in the current year	15.3%	15.2%	4.8%

Prior year redundancies in the current year as a percent of prior year net incurred medical claims	1.5%	1.7%	0.6%

[1]	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.

WellPoint, Inc.

GAAP Reconciliation

(Unaudited)

WellPoint, Inc. has referenced "Adjusted Net Income" and "Adjusted Net Income Per Share," non-GAAP financial measures, in this document. These non-GAAP financial measures are not intended to be alternatives to any measure calculated in accordance with GAAP. Rather, these non-GAAP financial measures are intended to aid investors when comparing WellPoint, Inc.’s financial results among periods. A reconciliation of these measures to the most directly comparable measures calculated in accordance with GAAP is presented below.

(In millions, except per share data)	Three Months Ended
	December 31, 2010	December 31, 2009	Change

Net income	$548.8	$2,741.8	(80.0%)
Add (net of tax):
Net investment losses, net of $1.6 of tax benefits	—	2.9
2009 restructuring charge and other items, net of $52.4 of tax benefits	—	102.3
Impairment of goodwill and other intangible assets, net of $4.9 of tax benefits	—	50.2
Subtract (net of tax):
Gain on sale of business, net of $1,431.1 of tax expense	—	(2,361.2)
Net investment gains, net of $13.1 of tax expense	(24.1)	—

Net adjustment items	(24.1)	(2,205.8)

Adjusted net income	$524.7	$536.0	(2.1%)

Diluted shares	393.4	461.1	(14.7%)

Net income per diluted share	$1.40	$5.95	(76.5%)
Adjusted net income per diluted share	$1.33	$1.16	14.7%

	Year Ended
	December 31, 2010	December 31, 2009	Change

Net income	$2,887.1	$4,745.9	(39.2%)
Add (net of tax):
Net investment losses, net of $138.6 of tax benefits	—	255.2
2009 restructuring charge and other items, net of $52.4 of tax benefits	—	102.3
Impairment of goodwill and other intangible assets, net of tax benefits of $7.4 and $76.0, respectively	13.7	184.6
Subtract (net of tax):
Gain on sale of business, net of $1,431.1 of tax expense	—	(2,361.2)
Net investment gains, net of $54.5 of tax expense	(100.2)	—

Net adjustment items	(86.5)	(1,819.1)

Adjusted net income	$2,800.6	$2,926.8	(4.3%)

Diluted shares	415.8	480.5	(13.5%)

Net income per diluted share	$6.94	$9.88	(29.8%)
Adjusted net income per diluted share	$6.74	$6.09	10.7%

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES

LITIGATION REFORM ACT OF 1995

WellPoint and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”), including statements in this press release, in presentations, in filings with the Securities and Exchange Commission, or SEC, in reports to shareholders and in meetings with analysts and investors. The projections referenced in this press release are forward-looking and they are intended to be covered by the safe harbor for “forward-looking statements” provided by PSLRA. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “intend”, “estimate”, “project” and similar expressions are intended to identify forward-looking statements, which generally are not historical in nature. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in our public filings with the SEC; increased government participation in, or regulation or taxation of health benefits and managed care operations, including, but not limited to, the impact of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010; trends in health care costs and utilization rates; our ability to secure sufficient premium rates including regulatory approval for and implementation of such rates; our ability to contract with providers consistent with past practice; competitor pricing below market trends of increasing costs; reduced enrollment, as well as a negative change in our health care product mix; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon and funding risks with respect to revenue received from participation therein; a downgrade in our financial strength ratings; litigation and investigations targeted at health benefits companies and our ability to resolve litigation and investigations within estimates; our ability to meet expectations regarding repurchases of shares of our common stock; decreased revenues, increased operating costs and potential customer and supplier losses and business disruptions that may be greater than expected following the close of the Express Scripts transaction; events that result in negative publicity for us or the health benefits industry; failure to effectively maintain and modernize our information systems and e-business organization and to maintain good relationships with third party vendors for information system resources; events that may negatively affect our license with the Blue Cross and Blue Shield Association; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; intense competition to attract and retain employees; unauthorized disclosure of member sensitive or confidential information; changes in the economic and market conditions, as well as regulations that may negatively affect our investment portfolios and liquidity; possible restrictions in the payment of dividends by our subsidiaries and increases in required minimum levels of capital and the potential negative effect from our substantial amount of outstanding indebtedness; general risks associated with mergers and acquisitions; various laws and our governing documents may prevent or discourage takeovers and business combinations; future public health epidemics and catastrophes; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Except to the extent otherwise required by federal securities law, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in our SEC reports.